Exhibit (d)(2)(E)(i)

May 1, 2026

Catrina Willingham

Vice President – Controller

Voya Investment Management Co. LLC

5780 Powers Ferry Road NW

Atlanta, GA 30327

Dear Ms. Willingham:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017, between Voya Investments, LLC and Voya Investment Management Co. LLC (the “Agreement”), we hereby notify you of our intention to modify the annual sub-advisory fee rate for Voya Limited Maturity Bond Portfolio (the “Portfolio”), effective on May 1, 2026, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Portfolio, is attached hereto.

Please signify your acceptance to the modified sub-advisory fee rate for the Portfolio by signing below where indicated

Very sincerely,

By: __/s/ Todd Modic______________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investment Management Co. LLC

By: _/s/ Catrina Willingham_____________________

Name: Catrina Willingham

Title: Vice President – Controller, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Annual Sub-Advisory Fee
Series	(as a percentage of average daily
assets allocated to the Sub-Adviser)

0.1575% on the first $200 million in combined
Voya Government Liquid Assets Portfolio1	assets of these Series;
0.1350% on the next $300 million; and

0.1125% on assets in excess of $500 million

0.2200% on the first $1 billion;
Voya High Yield Portfolio	0.2160% on the next $1 billion; and
0.2120% on asset in excess of $2 billion

Voya Limited Maturity Bond Portfolio1	0.1485% on the first $200 million in combined
assets of these Series;
0.1260% on the next $300 million; and
0.1035% on assets in excess of $500 million

Voya U.S. Stock Index Portfolio	0.1170% on all assets

1For purposes of calculating the fees under this Agreement, the assets of Voya Government Liquid Assets Portfolio and Voya Limited Maturity Bond Portfolio shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

Voya VACS Index Series S Portfolio	0.0675% on all assets

Effective Date: May 1, 2026, to reflect fee modifications to Voya Limited Maturity Bond Portfolio.